Exhibit 99.2

FTI Consulting, Inc.

777 South Flagler Drive

West Palm Beach, FL 33401

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Andy Maas
(212) 850-5600

FTI CONSULTING, INC. ANNOUNCES INTENTION TO FILE AN INITIAL

PUBLIC OFFERING FOR ITS TECHNOLOGY BUSINESS

WEST PALM BEACH, FLORIDA, August 6, 2008 — FTI Consulting, Inc. (NYSE: FCN) announced today its intention to sell a minority interest in its Technology business in an initial public offering (IPO). The Company expects to receive between $600 million and $700 million from such sale. The proceeds from the offering will be used primarily to retire existing indebtedness of FTI. A portion of the proceeds may also be retained by the Technology business to be used for general corporate purposes.

If the IPO is consummated, the Company’s present intention is to distribute its remaining interest in the Technology business to FTI’s stockholders through a spinoff, splitoff or a combination of these transactions within twelve months after the completion of the IPO. The Company’s present intention is to file a registration statement for the IPO by the end of the year.

A registration statement relating to the common shares to be sold in the IPO is expected to be filed with the Securities and Exchange Commission, but has not been filed or become effective. The common shares may not be sold and offers may not be accepted prior to the time the registration statement becomes effective.

This release does not constitute an offer to sell or the solicitation of any offer to buy, and there shall not be any sale of the common shares in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

FTI can give no assurances that the aforementioned IPO or any related transactions will be consummated. Prior to consummating the IPO, FTI and the Technology practice will need to complete the negotiation of the financial and other terms, including the initial public offering price. In addition, consummation of the IPO is subject to market conditions.

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks including statements regarding the Company’s intention to conduct an IPO of an interest in its Technology business. There can be no assurance that actual results will not differ from the company’s expectations. These statements contain words such as “intend”, “will”, and “expect” and can be impacted by numerous factors including, the risk that the IPO of the technology practice may not occur in its expected timeframe or at all, the securities market generally, the market for the technology practice’s business, changes in laws including with respect to tax, and the impact of the separation of the technology practice from FTI and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K, “Part II, Item 1A Risk Factors” in the Company’s Form 10-Q for the quarter ended June 30, 2008 and in FTI’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements after the date of this release and do not intend to do so.

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